Exhibit 10.5

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), dated as of [•], 2017 (the “Effective Date”), is entered into by and between Cellectis S.A., a corporation existing and registered under the laws of France, located at 8 rue de la Croix Jarry, 75013 Paris, France (“Cellectis”), and Calyxt, Inc., a corporation existing and registered under the laws of Delaware, located at 600 County Road D West, Suite 8, New Brighton, MN 55112, USA (“Calyxt”) (each a “Party” and collectively, the “Parties”).

W I T N E S S E T H :

WHEREAS, Cellectis owns or otherwise controls certain Intellectual Property Rights and desires to grant to Calyxt, and Calyxt desires to receive from Cellectis, a license to use and otherwise exploit such Intellectual Property Rights, in each case upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, whether now or in the future. For purposes of this definition, (i) “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings and (ii) neither Cellectis nor any of its Subsidiaries shall be considered to be an Affiliate of Calyxt or any of its Subsidiaries (and vice versa).

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Bare Sublicense Revenue” means any and all consideration, payments and revenue received by Calyxt pursuant to any sublicense of the Calyxt License and/or TALEN Mark License granted by Calyxt (e.g., license fees, distribution fees, milestone and similar payments), but excluding any payments in respect of Net Sales of Calyxt Licensed Products to the extent that such Net Sales are subject to Section 4.01(a).

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Paris, France are authorized or required by Applicable Law to close.

“Calyxt Field” means the field of researching, developing and commercializing seeds and food ingredients (excluding animal-derived ingredients) for agricultural, feed and food applications.

“Calyxt Improvement Patents” means any Patents owned or controlled by Calyxt or any of its Affiliates Covering any Calyxt Improvements.

“Calyxt Licensed Products” means any product or service Covered by any of the Licensed Cellectis Patents.

“Confidential Information” means any and all non-public, proprietary or other confidential information disclosed by a Party (“disclosing party”) to the other Party (“receiving party”) and includes all information licensed hereunder without the need for any further notice or marking, excluding any information that: (i) the receiving party independently develops without reference to the disclosed information; (ii) the receiving party independently receives on a non-confidential and authorized basis from a source other than the disclosing party; (iii) becomes public knowledge through no fault of the receiving party; or (iv) is in the public domain at the time the receiving party receives the disclosed information.

“Cover” means, with respect to any product or service and any Intellectual Property Right, that the manufacture, use, offer for sale, sale, distribution, importation, development or other commercialization of such product or service would, but for any ownership of or license under such Intellectual Property Right, constitute an infringement, misappropriation or other violation of any of such Intellectual Property Right. “Covered” and “Covering” have correlative meanings.

“Exclusively Licensed Cellectis Patents” means any and all Licensed Cellectis Patents other than the I-CreI Patents.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“I-CreI Patents” means any and all Licensed Cellectis Patents that are related to the making, use, transfer or commercialization (including the leasing, sale, exportation and importation) of a modified or mutated I-CreI homing endonuclease that is a homodimer, heterodimer or single chain endonuclease.

“Improvement” means any and all improvements, modifications, enhancements or derivatives of any Intellectual Property Rights.

“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (i) national and multinational statutory invention registrations and similar statutory rights, patents and patent applications, including all provisionals, non-provisionals, divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations, extensions, supplemental protection certificates and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in any of the foregoing (“Patents”); (ii) trademarks, service marks, certification marks, logos, trade names, trade dress, domain names and other indications of origin, including all registrations and applications for registration of, and all goodwill associated with, any of the foregoing (“Trademarks”); (iii) copyrights and registrations and applications for registration thereof, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression; (iv) trade secrets, know-how and other confidential or proprietary information (including processes, techniques and research and development information); and (v) mask works, industrial designs (whether or not registered), database rights, publicity rights and privacy rights.

“Licensable” means, with respect to any Intellectual Property Right, that a Person has the power and authority to grant a license (or sublicense, as the case may be), on the applicable terms and conditions of this Agreement, to such Intellectual Property Right without any of the following: (i) the consent of any third party (unless such consent can be obtained without providing any additional consideration to such third party); (ii) impairing such Person’s existing rights in respect of such Intellectual Property Right (it being understood that the grant of any license hereunder, in and of itself, shall not be construed as an impairment of any of such Person’s rights); (iii) imposing any additional obligations on such Person under any preexisting agreement relating to such Intellectual Property Right; and/or (iv) the payment of royalties or other consideration on or after the Effective Date by such Person to any third party under any preexisting agreement relating to such Intellectual Property Right (other than to the University of Minnesota pursuant to the UMinn License). For the avoidance of doubt, in no event shall any Intellectual Property Right be “Licensable” if any of the foregoing conditions in clauses (i)-(iv) apply.

“Licensed Cellectis IP” means the (i) Licensed Cellectis Patents; and (ii) Other Licensed Intellectual Property Rights.

“Licensed Cellectis Patents” means any and all Patents that (i) are Licensable by Cellectis and related to the Calyxt Field; and (ii) have a first effective filing date on or prior to the Effective Date.

“Licensed TALEN Mark” means the trademark “TALEN” and the registration set forth on Schedule A, in each case as owned by Cellectis as of the Effective Date.

“Net Sales” means

“Other Licensed Intellectual Property Rights” means any and all Intellectual Property Rights (excluding any Patents and Trademarks) related to the Calyxt Field that are Licensable by Cellectis and existing as of the Effective Date.

“Patent-Related Expenses” means any and all costs and expenses (including out-of-pocket attorneys’ fees, patent agent fees and governmental filing fees) that Cellectis or any of its Affiliates incurs in connection with prosecuting and maintaining the Licensed Cellectis Patents.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Royalty Term” means, with respect to any Calyxt Licensed Product in any jurisdiction, the period commencing on the Effective Date and ending upon the expiration of the last-to-expire Valid Claim Covering such Calyxt Licensed Product in such jurisdiction.

“Sublicense Revenue Term” means the period commencing on the Effective Date and ending upon the expiration of the last-to-expire Valid Claim.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

“UMinn License” means the Exclusive Patent License Agreement between the University of Minnesota and Cellectis dated as of January 10, 2011 (as amended, including by the First Amendment to the Exclusive Patent License Agreement, dated as of May 24, 2012, Second Amendment to the Exclusive Patent License Agreement, dated as of April 1, 2014, and Third Amendment to the Exclusive Patent License Agreement, dated as of December 16, 2015).

“University of Minnesota” means the Regents of the University of Minnesota.

“Valid Claim” means any (i) claim in any unexpired and issued Patent included in the Licensed Cellectis Patents that has not been (A) disclaimed, revoked or held invalid or unenforceable by a decision of a court or other Governmental Authority of competent jurisdiction from which no appeal (other than an appeal to the highest appellate court of such jurisdiction) can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, or (B) irretrievably abandoned, disclaimed or admitted to be invalid or unenforceable by Cellectis through reissue, disclaimer or otherwise, or (ii) pending claim in a pending Patent application included in the Licensed Cellectis Patents that has not been abandoned or finally rejected without the possibility of appeal or refiling.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Calyxt	Preamble
Calyxt Improvements	2.04
Calyxt License	2.01
Cellectis	Preamble
Controlling Party	8.02
Effective Date	Preamble
Indemnified Party	7.03
Indemnifying Party	7.03
Infringement	8.02
Losses	7.01
Non-Controlling Party	8.02
Parties	Preamble
Party	Preamble
Remainder	8.02
TALEN Mark License	2.01
Third Party Claim	7.03
UMinn IP	2.03

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

GRANT OF LICENSE

Section 2.01. License Grants. (a) Subject to the terms and conditions of this Agreement, Cellectis hereby grants to Calyxt a worldwide, non-sublicensable (except as set forth in Section 2.02), non-transferable (except as set forth in Section 10.01) license under the Licensed Cellectis IP to (i) use, make, have made, sell, offer for sale, import and otherwise exploit any and all Calyxt Licensed Products and (ii) use, reproduce, perform, display, create derivative works from and otherwise exploit such Licensed Cellectis IP, in the case of clauses (i) and (ii), within the Calyxt Field (the “Calyxt License”). The Calyxt License shall be (A) non-exclusive within the Calyxt Field with respect to the I-CreI Patents and (B) exclusive within the Calyxt Field with respect to all other Licensed Cellectis IP.

(b) Subject to the terms and conditions of this Agreement, Cellectis hereby grants to Calyxt a worldwide, non-exclusive, non-sublicensable (except as set forth in Section 2.02), non-transferable (except as set forth in Section 10.01) license to use the Licensed TALEN Mark in connection with the use, making, having made, sale, offer for sale, importation and other exploitation of any and all Calyxt Licensed Products in the Calyxt Field (the “TALEN Mark License”).

Section 2.02. Sublicense Rights. The Calyxt License and the TALEN Mark License shall include the right of Calyxt to grant sublicenses to any Person; provided that (a) any such sublicense shall be in writing and automatically terminate upon any termination of this Agreement (it being understood that any such sublicense shall include express terms and conditions to effect such automatic termination); (b) sublicensees of the Calyxt License shall not be permitted to grant further sublicenses thereunder with respect to any UMinn IP (as defined below); (c) Calyxt shall cause each of its sublicensees to abide by all applicable terms and conditions of this Agreement, enforce such terms and conditions and the provisions of any sublicense against each such sublicensee; and (d) Calyxt shall remain responsible and liable to Cellectis for the performance of each such sublicensee’s obligations and for all acts or omissions of such sublicensee as if they were acts of Calyxt under this Agreement.

Section 2.03. UMinn License. The Parties acknowledge and agree that (a) Calyxt has received a copy of the UMinn License and (b) certain Licensed Cellectis IP is owned by the University of Minnesota (“UMinn IP”) and the Calyxt License with respect to the UMinn IP is granted as a sublicense under, and subject to the terms and conditions of, the UMinn License. Accordingly, in exercising its rights under the Calyxt License, Calyxt shall comply with any and all terms and conditions of the UMinn License applicable to Cellectis or its sublicensees with respect to any UMinn IP. Without limiting the generality of the foregoing, promptly following receipt of written notice thereof, Calyxt shall reimburse Cellectis for any and all payments made by Cellectis to the University of Minnesota pursuant to Sections 11.6.4 (Milestone Payments), 11.11 (Annual Fee), and 11.12 (Commercialization Fee) of the UMinn License, but only to the extent that any such payments are required as a result of the applicable activities of Calyxt hereunder. Without the prior written consent of Calyxt, Cellectis shall not (i) terminate the UMinn License, or (ii) amend or waive any rights under the UMinn License in any manner that would reasonably be expected to have a material adverse effect on any of Calyxt’s rights under this Agreement.

Section 2.04. Calyxt Improvements. (a) As between the Parties, any and all Improvements to any Licensed Cellectis IP made by Calyxt or any of its Affiliates after the Effective Date, and all Intellectual Property Rights therein (“Calyxt Improvements”), shall be solely and exclusively owned by Calyxt.

(b) Subject to the terms and conditions of this Agreement, Calyxt, on behalf of itself and its Affiliates, hereby grants to Cellectis an exclusive, worldwide, non-sublicensable (except as set forth in this Section 2.04), non-transferable (except as set forth in Section 10.01),                                          to use and otherwise exploit such Calyxt Improvements for any purpose outside of the Calyxt Field. The foregoing license granted to Cellectis pursuant to this Section 2.04 shall include the right of Cellectis to grant sublicenses to any Person; provided that (i) any such sublicense shall be in writing and automatically terminate upon any termination of this Agreement (it being understood that any such sublicense shall include express terms and conditions to effect such automatic termination); (ii) except for any license granted to any third party by Cellectis before the execution of this Agreement and which includes all or any part of the Calyxt Improvements, Cellectis shall cause each of its sublicensees to abide by all applicable terms and conditions of this Agreement, enforce such terms and conditions and the provisions of any sublicense against each such sublicensee, and (iii) Cellectis shall remain responsible and liable to Calyxt for the performance of each such sublicensee’s obligations and for all acts or omissions of such sublicensee as if they were acts of Cellectis under this Agreement.

Section 2.05. No Other Licenses. Except as expressly provided in this Agreement, no other licenses are granted to either Party under this Agreement. Calyxt acknowledges and agrees that any use by it or any of its sublicensees of the Licensed Cellectis IP outside of the Calyxt License or the Licensed TALEN Mark outside of the TALEN Mark License is expressly prohibited.

ARTICLE 3

LICENSED TALEN MARK; QUALITY CONTROL

Section 3.01. Quality Control. Cellectis reserves the right to practice reasonable quality control with regard to the use of the Licensed TALEN Mark by Calyxt or any of its sublicensees and Calyxt shall, and shall cause its sublicensees to, adhere to such quality, appearance, reputational, distinctiveness and other standards with respect to the use of the Licensed TALEN Mark and with respect to the goods and services sold or rendered under the Licensed TALEN Mark as Cellectis may require from time to time. Calyxt shall, and shall cause its sublicensees to, (a) not take any action or make any statement which would reasonably be expected to damage the reputation or goodwill associated with Cellectis, any of its Affiliates, or the Licensed TALEN Mark and (b) comply with all Applicable Law governing the use of the Licensed TALEN Mark, including all services performed under the Licensed TALEN Mark and all goods to which the Licensed TALEN Mark is applied. At Calyxt’s sole expense, Calyxt shall supply, and shall cause its sublicensees to supply, Cellectis with specimens of all uses of the Licensed TALEN Mark upon the reasonable request of Cellectis.

Section 3.02. Reservation of Rights; Ownership. (a) Calyxt, on behalf of itself and its sublicensees, acknowledges and agrees that (i) Cellectis is the sole and exclusive owner of all right, title and interest in and to the Licensed TALEN Mark; (ii) Cellectis shall have the sole and exclusive right to prosecute and maintain the Licensed TALEN Mark; and (iii) neither Calyxt nor any of its sublicensees has acquired, and shall not acquire, any right, title or interest in or to the Licensed TALEN Mark other than the rights expressly set forth in this Agreement.

(b) Calyxt shall not, and shall cause its sublicensees not to, (i) challenge the validity, enforceability or ownership of the Licensed TALEN Mark or claim adversely or assist in any claim adverse to Cellectis concerning any right, title or interest in the Licensed TALEN Mark or (ii) do or permit any act which may directly or indirectly impair or prejudice Cellectis’ title to the Licensed TALEN Mark or be detrimental to the reputation and goodwill of Cellectis or any of its Affiliates, including any act which might assist or give rise to any application to remove or de-register any of the Licensed TALEN Mark. All use of the Licensed TALEN Mark by Calyxt and any of its sublicensees, and all goodwill associated with such use, shall inure to the benefit of Cellectis.

Section 3.03. Trademark Notice. In connection with the use of the Licensed TALEN Mark, Calyxt and its sublicensees shall mark each use with the registered trademark symbol, “®,” or such other trademark notice symbol as designated by Cellectis.

ARTICLE 4

ROYALTIES AND BARE SUBLICENSE REVENUE

Section 4.01. Royalties and Bare Sublicense Revenue. As consideration for the Calyxt License and TALEN Mark License, Calyxt shall pay to Cellectis the following amounts during the following periods:

(a) With respect to each Calyxt Licensed Product in any jurisdiction,         percent (     %) of all Net Sales of such Calyxt Licensed Product in such jurisdiction during the Royalty Term for such Calyxt Licensed Product; and

(b)         percent (     %) of all Bare Sublicense Revenue during the Sublicense Revenue Term.

Section 4.02. Reimbursement of Patent-Related Expenses. Calyxt shall pay all invoices issued by Cellectis or any of its Affiliates for any Patent-Related Expenses under this Agreement within thirty (30) days of its receipt of each such invoice.

Section 4.03. Reporting; Audit Rights. Calyxt shall render to Cellectis, on a calendar quarterly basis, commencing with the first calendar quarter after the Effective Date, a detailed written report of the royalties and Bare Sublicense Revenue due to Cellectis. Such report shall be accompanied by a remittance of such royalties and Bare Sublicense Revenue as shown to be due hereunder. Each report shall be rendered within forty-five (45) days following the end of each calendar quarterly period. Calyxt shall keep books and records in sufficient detail to enable the royalty payments and Bare Sublicense Revenue due hereunder to be adequately determined. Once per calendar year, upon reasonable written notice, Cellectis shall have the right at its sole cost and expense to cause a nationally recognized independent certified public accountant reasonably acceptable to Calyxt to examine and inspect such books and records during Calyxt’s normal business hours, but only to the extent necessary to verify the computation of royalties and Bare Sublicense Revenue payable hereunder. Such books and records shall be deemed Confidential Information of Calyxt hereunder, and such nationally recognized independent certified public accountant shall disclose to Cellectis only the royalties and Bare Sublicense Revenue payable and the percentage under/overpayment by Calyxt. In the event that such examination determines that Calyxt has underpaid royalties and Bare Sublicense Revenue by more than         percent (     %), Calyxt shall reimburse Cellectis for its reasonable costs in conducting such examination. At Calyxt’s expense, Calyxt shall also provide Cellectis with all reasonably requested cooperation in connection with complying with any audit regarding the activities of Calyxt hereunder that is conducted by or on behalf of the University of Minnesota pursuant to the UMinn License.

Section 4.04. Method of Payment. Each payment by Calyxt hereunder shall be made by electronic transfer in immediately available funds, at Calyxt’s election, via either a bank wire transfer or any other means of electronic funds transfer to a bank account specified in writing by Cellectis to Calyxt. Cellectis may change such account by written notice at least five (5) Business Days before any payment is due. All royalties and Bare Sublicense Revenue of Calyxt shall be computed and paid in U.S. dollars. For the purposes of determining the amount of any royalties or Bare Sublicense Revenue due for any relevant calendar quarter, the amount of Net Sales or Bare Sublicense Revenue in any foreign currency shall be converted into U.S. dollars in a manner consistent with Calyxt’s customary practices used to prepare its audited financial reports. No more than once per calendar year, upon written request of Cellectis, Calyxt shall provide Cellectis with an explanation of such customary practices of Calyxt.

Section 4.05. Withholding Taxes. To the extent either Party is required by Applicable Law to withhold or deduct any amounts from any payments to be made under this Agreement, such Party shall be entitled to withhold or deduct such amounts and such amounts shall be treated for all purposes of this Agreement as having been paid to the Party in respect of which such deduction and withholding were made. Promptly after the execution of this Agreement, Cellectis shall provide to Calyxt a valid Form W-8BEN-E establishing Cellectis’ right to a zero percent rate of withholding tax with respect to the amounts payable by Calyxt under this Article 4 under Article 12 of the United States – France income tax treaty.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES;

DISCLAIMERS; LIMITATION OF LIABILITY

Section 5.01. Mutual Representations and Warranties. As of the Effective Date, each Party hereby represents and warrants to the other Party that (a) the execution, delivery and performance by such Party of this Agreement are within such Party’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Party and (b) this Agreement constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.02. Disclaimers and Limitation of Liability. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN SECTION 5.01, ALL LICENSES AND RIGHTS GRANTED HEREIN ARE MADE ON AN “AS IS” BASIS, AND THE PARTIES EACH HEREBY DISCLAIM ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, CALYXT ACKNOWLEDGES AND AGREES THAT ALL RIGHTS

GRANTED TO CALYXT UNDER THIS AGREEMENT ARE SUBJECT IN ALL RESPECTS TO ANY AND ALL LICENSES OR OTHER RIGHTS GRANTED BY CELLECTIS OR ANY OF ITS AFFILIATES TO ANY THIRD PARTIES WITH RESPECT TO ANY LICENSED CELLECTIS IP AND/OR THE LICENSED TALEN MARK AS OF OR PRIOR TO THE EFFECTIVE DATE. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NEITHER PARTY SHALL BE LIABLE UNDER ANY LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 5.03. University of Minnesota Disclaimer; Limitation of Liability; and Release.

(a) Calyxt acknowledges and agrees that the disclaimer and exclusion of representations and warranties by, and the limitation of liability applicable to, the University Minnesota, set forth in Sections 10.2, 11.1 and 11.2 of the UMinn License shall apply with respect to Calyxt’s rights and remedies under this Agreement and such Sections are hereby incorporated by reference herein, mutatis mutandis.

(b) Calyxt, on behalf of itself and its Affiliates and its and their respective employees, hereby releases the University of Minnesota and its regents, employees and agents forever from any and all suits, actions, claims, liabilities, demands, damages, losses, and expenses (including reasonable attorneys’ and investigative expenses) relating to or arising out of the manufacture, use, lease, sale, or other disposition of any Calyxt Licensed Product.

ARTICLE 6

CONFIDENTIALITY

Section 6.01. Confidentiality. (a) The receiving party shall keep confidential the disclosing party’s Confidential Information, and shall not use any of the disclosing party’s Confidential Information for any purpose other than the exercise of the receiving party’s rights, or as otherwise permitted, under this Agreement. The receiving party shall preserve the confidentiality of the disclosing party’s Confidential Information as it would customarily take to preserve the confidentiality of its own similar type of confidential information and shall not disclose the disclosing party’s Confidential Information to any third party without the prior written consent of the disclosing party, except as expressly permitted hereunder. The receiving party may disclose the Confidential Information to (i) any of its employees, agents, independent contractors and sublicensees who need it in connection with this Agreement and are bound in writing by restrictions regarding disclosure and use of the Confidential Information comparable to and no less restrictive than those set forth herein or (ii) the extent it is in response to a valid order of a court or other Governmental Authority or to otherwise comply with Applicable Law; provided that, in the case of clause (ii), the receiving party shall first provide written notice to the disclosing party and reasonably cooperate with the disclosing party to obtain a protective order or other measures preserving the confidential treatment of such Confidential Information and requiring that the information or documents so disclosed be used only for the purposes for which the order was issued or is otherwise required by Applicable Law.

(b) The terms and conditions of this Agreement shall be deemed Confidential Information for the purposes of this Agreement; provided that each Party may disclose the terms and conditions of this Agreement: (i) in confidence, to its accountants, banks and present and prospective financing sources and their advisors; (ii) in connection with the enforcement of this Agreement or rights under this Agreement; (iii) in confidence, in connection with an actual or proposed merger, acquisition or similar transaction involving such Party; (iv) in confidence, to its Affiliates; (v) in confidence, to its third party independent contractors who have a need to know, solely in connection with their provision of services to such Party; (vi) as required by applicable securities laws or the rules of any stock exchange on which securities of such Party are traded or any other Applicable Law; or (vii) as mutually agreed upon by the Parties in writing.

ARTICLE 7

INDEMNIFICATION

Section 7.01. Indemnification by Calyxt. Calyxt shall defend Cellectis and its Affiliates and their respective officers, directors, employees, contractors, customers and agents against any action, suit, proceeding or other claim, and indemnify and hold each of them harmless from any and all damages, liabilities, expenses, and other losses (including reasonable attorneys’ fees and court costs) (“Losses”) to the extent arising from any (a) breach of this Agreement by Calyxt; (b) breach of the UMinn License caused by any activities of Calyxt or its sublicensees; (c) use, making, having made, sale, offer for sale, importation or any other exploitation of any Calyxt Licensed Products or any exploitation of the Licensed Cellectis IP or Licensed TALEN Mark by Calyxt or any of its sublicensees; (d) gross negligence or willful misconduct by Calyxt; and/or (e) violation of Applicable Law by Calyxt.

Section 7.02. Indemnification by Cellectis. Cellectis shall defend Calyxt and its Affiliates and their respective officers, directors, employees, contractors, customers and agents against any action, suit, proceeding or other claim, and indemnify and hold each of them harmless from any and all Losses to the extent arising from any (a) breach of this Agreement by Cellectis; (b) gross negligence or willful misconduct by Cellectis; and/or (c) violation of Applicable Law by Cellectis.

Section 7.03. Third Party Claim Procedures. (a) The Party seeking indemnification under Section 7.01 or 7.02 (the “Indemnified Party”) shall give prompt notice in writing to the Party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any action, suit, proceeding or other claim by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

(b) The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that it would have an indemnity obligation for the Losses resulting from such Third Party Claim as provided under this Article 7.

(c) The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) the Indemnifying Party does not deliver the acknowledgment referred to in Section 7.03(b) within thirty (30) days of receipt of notice of the Third Party Claim pursuant to Section 7.03(a); (ii) the Third Party Claim relates to or arises in connection with any criminal action, proceeding or claim; (iii) the Third Party Claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates; or (iv) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third Party Claim.

(d) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 7.03, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of such Third Party Claim.

(e) In circumstances where the Indemnifying Party is controlling the defense of a Third Party Claim in accordance with paragraphs (b) and (c) above, the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by the Indemnified Party; provided that in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel (i) incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or (ii) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.

(f) Each Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 7.04. Direct Claim Procedures. In the event that an Indemnified Party has a claim for indemnity under Section 7.01 or 7.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party.

ARTICLE 8

PROSECUTION, MAINTENANCE; LITIGATION

Section 8.01. Prosecution and Maintenance. (a) As between the Parties, Cellectis shall have the sole and exclusive right to prosecute and maintain the Licensed Cellectis IP and Licensed TALEN Mark (it being understood that, and Calyxt acknowledges and agrees that, pursuant to the UMinn License, the University of Minnesota has the sole and exclusive right to prosecute and maintain the UMinn IP). Subject to any rights granted to any third parties prior to the date hereof with respect to any Exclusively Licensed Cellectis Patents, Cellectis shall (i) keep Calyxt reasonably informed of all steps to be taken in connection with the prosecution and maintenance of the Exclusively Licensed Cellectis Patents, and (ii) consider in good faith (or, in the case of any Exclusively Licensed Cellectis Patents being prosecuted by the University of Minnesota, use commercially reasonable efforts to cause the University of Minnesota to consider in good faith) all reasonable comments and suggestions by Calyxt regarding such matters, including in respect of any actions, decisions, applications, amendments, submissions or correspondence related thereto. Notwithstanding the foregoing, subject to any rights granted to any third parties prior to the date hereof with respect to any Exclusively Licensed Cellectis Patents, in the event that the University of Minnesota or Cellectis elects to abandon or otherwise cease prosecuting and maintaining any Exclusively Licensed Cellectis Patent, prior to any such abandonment, (A) in the case of the University of Minnesota as the abandoning party, Cellectis shall use commercially reasonable efforts to acquire such Exclusively Licensed Cellectis Patent from the University of Minnesota and assume the responsibility for the prosecution and maintenance therefor, or secure Calyxt’s right to acquire from the University of Minnesota such Exclusively Licensed Cellectis Patent (it being understood that, in the event that Cellectis elects to secure Calyxt’s right to acquire such Exclusively Licensed Cellectis Patent from the University of Minnesota, Cellectis shall use commercially reasonable efforts to cause the University of Minnesota to execute and deliver any documents and perform any other acts, in each case as may be reasonably necessary to effect the foregoing), and (B) in the case of Cellectis as the abandoning party, Calyxt shall have the option to acquire at no cost any such Exclusively Licensed Cellectis Patent and assume the responsibility for the prosecution and maintenance of such Exclusively Licensed Cellectis Patent (it being understood that, in the event that Calyxt exercises such option to acquire such Exclusively Licensed Cellectis Patent, (x) Cellectis shall execute and deliver any documents and perform any other acts, in each case as may be reasonably necessary to effect the foregoing and (y) effective as of Calyxt acquiring ownership of such Exclusively Licensed Cellectis Patent, such Exclusively Licensed Cellectis Patent shall thereafter be automatically deemed to be licensed to Cellectis under the license granted to Cellectis pursuant to Section 2.04).

(b) As between the Parties, Calyxt shall have the sole and exclusive right to prosecute and maintain all Intellectual Property Rights owned or otherwise controlled by Calyxt or any of its Affiliates, including all Intellectual Property Rights in or to any Calyxt Improvements. To the extent that any Calyxt Improvement Patents relate to any subject matter outside of the Calyxt Field, Calyxt shall (i) keep Cellectis reasonably informed of all steps to be taken in connection with the prosecution and maintenance of such Calyxt Improvement Patents, and (ii) consider in good faith all reasonable comments and suggestions by Cellectis regarding such matters, including in respect of any actions, decisions, applications, amendments, submissions or correspondence related thereto. Notwithstanding the foregoing, in the event that Calyxt elects to abandon or otherwise cease prosecuting or maintaining any such Calyxt Improvement Patent related to any subject matter outside of the Calyxt Field, prior to any such abandonment, Cellectis shall have the option to acquire at no cost any such Calyxt Improvement Patent and assume the responsibility for the prosecution and maintenance of such Calyxt Improvement Patent (it being understood that, in the event that Cellectis exercises such option to acquire such Calyxt Improvement Patent, (x) Calyxt shall execute and deliver any documents and perform any other acts, in each case as may be reasonably necessary to effect the foregoing and (y) effective as of Cellectis acquiring ownership of such Calyxt Improvement Patent, such Calyxt Improvement Patent shall thereafter be automatically deemed to be licensed to Calyxt under the Calyxt License).

Section 8.02. Litigation. (a) If either Party becomes aware of any actual or threatened infringement or other violation by any third party of any Licensed Cellectis Patent or Calyxt Improvement Patent, or any challenge to any Licensed Cellectis Patent or Calyxt Improvement Patent by any third party, then such Party shall promptly notify the other Party in writing thereof.

(b) Cellectis shall have the first right, but not the obligation, at its expense and using counsel of its choice, to enforce any Licensed Cellectis Patent against any Person or defend any challenge with respect to any such Licensed Cellectis Patent. Cellectis shall have sole and exclusive control of any decisions or other aspects of any such enforcement or defense; provided that if Cellectis elects to not (i) enforce any Exclusively Licensed Cellectis Patent against any infringement or other violation thereof in the Calyxt Field or (ii) defend any such Exclusively Licensed Cellectis Patent from any challenge that would be reasonably expected to have a material adverse effect on Calyxt’s rights under the Calyxt License, then in either case (but only to the extent that prior to the date hereof Cellectis has not granted any third party any right to enforce or defend any such Exclusively Licensed Cellectis Patent), Cellectis shall promptly provide Calyxt with written notice of such election and, following receipt of such notice, Calyxt may, at its sole option and expense, enforce its rights under or defend any challenge to such Exclusively Licensed Cellectis Patent, as applicable.

(c) Calyxt shall have the first right, but not the obligation, at its expense and using counsel of its choice, to enforce any Calyxt Improvement Patent against any Person or defend any challenge with respect to any such Calyxt Improvement Patent. Calyxt shall have sole and exclusive control of any decisions or other aspects of any such enforcement or defense; provided that if Calyxt elects to not (i) enforce any such Calyxt Improvement Patent against any infringement or other violation thereof outside of the Calyxt Field or (ii) defend any such Calyxt Improvement Patent from any challenge that would be reasonably expected to have a material adverse effect on Cellectis’s rights under the license granted to Cellectis pursuant to Section 2.04, then in either case, Calyxt shall promptly provide Cellectis with written notice of such election and, following receipt of such notice, Cellectis may, at its sole option and expense, enforce its rights under or defend any challenge to such Calyxt Improvement Patent, as applicable.

(d) The Party controlling any enforcement or defense under Section 8.02 (b) or 8.02(c) (the “Controlling Party”) shall keep the other Party (the “Non-Controlling Party”) reasonably and regularly informed of the status and progress of such enforcement or defense efforts, and shall reasonably consider the Non-Controlling Party’s comments on any such efforts. The Non-Controlling Party shall provide the Controlling Party with all reasonable assistance in the enforcement or defense of any Exclusively Licensed Cellectis Patents or Calyxt Improvement Patents, as applicable, as the Controlling Party may reasonably request, including by signing or executing any necessary documents and consenting to it being named a party to any applicable proceedings. The Non-Controlling Party shall have the right to be represented in any enforcement or defense of any Exclusively Licensed Cellectis Patents or Calyxt Improvement Patents, as applicable, by counsel of its choice and at its own expense. Neither Party shall settle any action, suit, proceeding or other claim involving any Exclusively Licensed Cellectis Patent or Calyxt Improvement Patent in any manner without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

(e) Any recoveries resulting from an action, suit, proceeding or other claim brought by a Party under Section 8.02(b) or 8.02(c) shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses (the “Remainder”) shall be retained by the Controlling Party; provided that if Calyxt is the Controlling Party, the Remainder with respect to any enforcement of the Exclusively Licensed Cellectis Patents shall be included in Net Sales and Bare Sublicense Revenue, as applicable, for purposes of calculating royalties and payments owed to Cellectis hereunder.

(f) For the avoidance of doubt, as between the Parties, (i) Cellectis shall have the sole and exclusive right, but not the obligation, to bring and control any legal action in connection with any actual, alleged, or threatened infringement of (A) any I-CreI Patents and (B) any other Licensed Cellectis Patents outside of the Calyxt Field, in each case at Cellectis’ own expense as it reasonably determines appropriate and (ii) Calyxt shall have the sole and exclusive right, but not the obligation, to bring and control any legal action in connection with any actual, alleged, or threatened infringement of any Calyxt Improvement Patents within the Calyxt Field at its own expense as it reasonably determines appropriate.

Section 8.03. Marking. Calyxt shall, and shall require its sublicensees, to mark all Calyxt Licensed Products with appropriate patent numbers or indicia to the extent permitted by Applicable Law.

ARTICLE 9

TERM AND TERMINATION

Section 9.01. Term. This Agreement shall remain in full force and effect in perpetuity unless earlier terminated, in whole or in part, pursuant to Section 9.02 or 9.03.

Section 9.02. Mutual Agreement. This Agreement may be terminated in its entirety at any time upon the mutual written agreement of the Parties.

Section 9.03. For Cause. Either Party may, by written notice to the other Party, immediately terminate this Agreement (a) if such other Party is in material breach of any provision of this Agreement (it being understood that if such breach is capable of being cured, such other Party shall have the right to cure such breach within sixty (60) days of receiving written notice thereof) and (b) upon the bankruptcy, dissolution or winding up of such other

Party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such other Party’s property that is not discharged within ninety (90) days.

Section 9.04. Survival. Notwithstanding anything in this Agreement to the contrary, Sections 2.04(a), 2.05, 3.02, 4.03, 5.02, 5.03, 8.02(f) and 9.04, and Articles 6, 7 and 10 shall survive any expiration or termination of this Agreement.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Assignment. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party, in whole or in part, whether voluntarily or by operation of Applicable Law, without the prior written consent of the other Party; provided that either Party may, without the consent of the other Party, assign this Agreement to (a) any of its Affiliates or (b) any successor to all or substantially all of the assets or business of such Party to which this Agreement relates. Any attempted assignment in contravention of this Section 10.01 shall be void ab initio.

Section 10.02. Notices. All notices, requests and other communications to either Party hereunder shall be in writing (including facsimile transmission and electronic mail transmission, so long as a receipt of such electronic mail is requested and received) and shall be given, if to Cellectis, to:

Cellectis S.A.

8 rue de la Croix Jarry

75013 Paris, France

Attention: Marie-Bleuenn Terrier

E-mail: marie-bleuenn.terrier@cellectis.com

if to Calyxt, to:

Calyxt, Inc.

600 County Road D West, Suite 8

New Brighton, MN 55112

Attention: Federico A. Tripodi

E-mail: Federico.tripodi@calyxt.com

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Party. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 10.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of                 .

Section 10.06. Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in a court of competent jurisdiction sitting in                         , and each of the Parties hereby irrevocably consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 10.02 shall be deemed effective service of process on such Party.

Section 10.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and neither Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns; provided that the University of Minnesota shall be a third party beneficiary of Section 5.03.

Section 10.09. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 10.10. Relationship of the Parties. Nothing contained in this Agreement is intended or shall be deemed to make either Party the agent, employee, partner or joint venturer of the other Party or be deemed to provide such Party with the power or authority to act on behalf of the other Party or to bind the other Party to any contract, agreement or arrangement with any other individual or entity.

Section 10.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.12. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 10.06, in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

CELLECTIS S.A.

By:
Name:
Title:

CALYXT, INC.

By:
Name:
Title:

Schedule A

Licensed TALEN Mark

Mark	Serial No.	Registration No.	Filing Date	Registration Date	Country
TALEN	79/107519	4,729,507	October 27, 2011	May 5, 2015	U.S.

A-1